Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	June 30, 2005	December 31, 2004
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$46,049	$163,637
Restricted cash	6,186	9,950
Accounts receivable, net of allowance for doubtful accounts	97,378	103,551
Receivables from affiliates	7,649	1,626
Notes and other receivables	7,057	19,726
Income tax recoverable	518	—
Deferred income taxes	3,971	4,021
Real estate under development (B)	40,541	16,027
Real estate and other assets held for sale (C)	26,406	23,108
Available for sale securities	497	—
Other current assets	27,465	18,066
Total current assets	263,717	359,712

Furniture and equipment, net	19,795	18,649
Deferred income taxes	21,567	22,935
Real estate under development (B)	135,475	60,381
Real estate held for investment (B)	104,935	122,703
Investments in unconsolidated subsidiaries (D)	167,011	74,090
Goodwill, net	74,366	74,357
Available for sale securities	17,473	—
Other assets	17,643	16,123
	$821,982	$748,950

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$24,548	$23,731
Accrued expenses	108,637	147,689
Payables to affiliates	45	40
Income taxes payable	—	18,121
Current portion of long-term debt	4,629	6
Current portion of notes payable on real estate	32,287	14,193
Liabilities related to real estate and other assets held for sale (E)	25,229	22,736
Other current liabilities	10,547	12,613
Total current liabilities	205,922	239,129
Long-term debt, less current portion	71,022	8
Notes payable on real estate, less current portion	155,437	114,079
Other liabilities	12,444	10,028
Total liabilities	444,825	363,244
Minority interest	37,143	44,756

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	199,461	196,314
Retained earnings	195,140	190,252
Accumulated other comprehensive income	2,729	2,043
Less: Treasury stock	(41,628)	(36,921)
Unearned stock compensation, net	(16,067)	(11,117)
Total stockholders’ equity	340,014	340,950
	$821,982	$748,950

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2004, have been reclassified to conform to the presentation at June 30, 2005.

(B) Total real estate owned was $295,104 and $220,985 at June 30, 2005 and December 31, 2004, respectively.

(C) Real estate and other assets held for sale consist of the following:

	June 30, 2005	December 31, 2004

Real estate (B)	$14,153	$21,874
Other assets	12,253	1,234
	$26,406	$23,108

(D) Investments in unconsolidated subsidiaries consist of the following:

	June 30, 2005	December 31, 2004
Real estate development	$40,135	$39,829
Other	126,876	34,261
	$167,011	$74,090

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	June 30, 2005	December 31, 2004
Notes payable on real estate	$23,330	$21,432
Other liabilities	1,899	1,304
	$25,229	$22,736